Exhibit 10.15
FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of December 22, 2025 (the “Effective Date”), by and between ARE-MA REGION NO. 59, LLC, a Delaware limited liability company (“Landlord”), and CAMP4 THERAPEUTICS CORPORATION, a Delaware corporation (“Tenant”), on the other hand.
RECITALS
A.    Landlord and Tenant are now parties to that certain Lease Agreement dated as of October 3, 2019 (the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 30,760 rentable square feet consisting of (i) approximately 11,884 rentable square feet on the third floor of the Building commonly known as Suite 14-301 and Suite 14-307, and (ii) approximately 18,876 rentable square feet on the second and third floors of the Building commonly known as Suite 14-202, Suite 14-203 and Suite 14-309 (collectively, the “Premises”) in that certain building located at Building 1400 at One Kendall Square, Cambridge, Massachusetts (the “1400 Building”). The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.    The Term of the Lease is scheduled to expire on June 30, 2027 (“Scheduled Expiration Date”).
C.    Concurrently with the execution by Landlord and Tenant of this First Amendment, ARE-MA Region No. 75, LLC, a Delaware limited liability company (“New Lease Landlord”), an affiliate of Landlord, and Tenant, are entering in a new lease (the “New Lease”) pursuant to which Tenant shall lease approximately 44,000 rentable square feet of space at that certain building located at 100 Talcott Avenue, Watertown, Massachusetts (the “New Lease Building”). The “Commencement Date” (as such term is defined in the New Lease) of the New Lease shall be referred to herein as the “New Lease Commencement Date.”
D.    In connection with Tenant’s entry into the New Lease, Landlord and Tenant desire to coordinate the security deposit requirements under the Lease and the New Lease.
E.    Landlord and Tenant desire to, among other things, accelerate the Scheduled Expiration Date of the Lease.
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Termination Date. Notwithstanding anything to the contrary contained in the Lease, the expiration date of the Lease is hereby accelerated to the date that is thirty (30) days after the New Lease Commencement Date (the “Early Termination Date”); provided, however, that if the New Lease is terminated before the New Lease Commencement Date such that the New Lease Commencement Date never occurs, then this First Amendment shall be null and void and have no force or effect, and the Term of the Lease shall continue in full force and effect through the Scheduled Expiration Date. Notwithstanding anything to the contrary contained in this First Amendment, if Tenant does not surrender the Premises on or before the Early Termination Date in accordance with the terms of this First Amendment, the Term of the Lease shall nonetheless terminate on the Early Termination Date and the holdover provisions of the Lease shall apply. The period commencing on the New Lease Commencement Date and expiring on the Early Termination Date shall be referred to herein as the “Overlap Period”.

2.Lease Modification Fee. In consideration of Landlord’s agreement to enter into this First Amendment, Tenant shall deliver to Landlord a lease modification fee in the amount of $2,062,133.33 (the “Lease Modification Fee”). The Lease Modification Fee shall be delivered to Landlord in monthly installments commencing on the “Rent Commencement Date” (as such term is defined in the New Lease) and continuing on the first calendar day of each month thereafter in the amounts set forth on the payment schedule attached hereto as Exhibit A (the “Payment Schedule”) until the Lease Modification Fee is paid in full. Notwithstanding anything to the contrary contained herein, if Tenant fails to timely deliver to Landlord the full amount of the Lease Modification Fee, or any installment thereof, such failure shall constitute a Default under the Lease, and, so long as the New Lease Building is owned by an affiliate of Landlord, shall also constitute a Default under the New Lease.
3.Base Rent. Tenant shall be responsible for the payment of Base Rent through the Early Termination Date, subject to any abatement expressly provided for in this First Amendment. Notwithstanding anything to the contrary contained herein or in the Lease, provided that no default has occurred under the Lease or the New Lease, Base Rent shall be abated during the period commencing on October 1, 2025 and continuing through the Early Termination Date (the “Base Rent Abatement Period”). Within 90 days after the Effective Date, Landlord shall return to Tenant any Base Rent that Tenant previously paid that is attributed to the Base Rent Abatement Period.
4.Utilities, Operating Expenses and Monthly Parking Charges. Tenant shall be responsible for the payment of all Operating Expenses, costs of Utilities, Monthly Parking Charges and Additional Rent due under the Lease through the Early Termination Date; provided however, so long as no default has occurred under the Lease or the New Lease, Operating Expenses and the cost of any jointly-metered Utilities that are passed through to Tenant as part of Operating Expenses, shall be abated during the Overlap Period. For the avoidance of doubt, during the Overlap Period Tenant shall continue to be responsible for paying (i) the Monthly Parking Charges, (ii) the costs of any separately metered or check-metered Utilities provided to the Premises, and (iii) any other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of the Lease to be performed by Tenant.
5.Security Deposit. Landlord and Tenant acknowledge and agree that Landlord currently holds a Security Deposit under the Lease in the amount of $1,286,000.00 in the form of a Letter of Credit. Concurrent with Tenant’s delivery of the security deposit required under the New Lease, Landlord and Tenant agree that the Lease is hereby amended to reduce the Security Deposit to $699,333.00 and Tenant shall replace the existing letter of credit with a new or amended letter of credit in the amount of $699,333.00. The Security Deposit shall continue to be held, applied and returned in accordance with the terms of the Lease, as modified by this First Amendment.
6.Termination and Surrender. Tenant shall voluntarily surrender the Premises as provided in this First Amendment. Tenant shall surrender the Premises in accordance with the surrender requirements set forth in the Lease and in the condition required pursuant to the Lease. Notwithstanding the foregoing, those provisions of the Lease which, by their terms, survive the termination of the Lease (including, without limitation, those obligations in connection with the reconciliation of Operating Expenses pursuant to Section 5 of the Lease, and the payment of the Lease Modification Fee pursuant to Section 2 of this First Amendment, which are intended to survive termination of the Lease) shall survive the surrender of the Premises and termination of the Lease provided for herein as provided for in the Lease.
7.Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction, other than Jones Lang LaSalle and CBRE. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than Jones Lang LaSalle and CBRE, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment.
8.OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
9.Miscellaneous.
a.This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b.This First Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.
c.This First Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this First Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.
d.Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.
[Signatures are on next page]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.
TENANT:
CAMP4 THERAPEUTICS CORPORATION,
a Delaware corporation
By:        /s/Josh Mandel-Brehm
Print Name:    Josh Mandel-Brehm
Title:        CEO

☒ I hereby certify that the signature, name, and title above are my signature, name and title
LANDLORD:
ARE-MA REGION NO. 59, LLC,
a Delaware limited liability company
By:    Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership,
managing member
By:    ARE-QRS Corp.,
a Maryland corporation, general partner
        By:        /s/ Allison Grochola
        Print Name:    Allison Grochola
        Title:    SVP - Real Estate Legal Affairs

Exhibit A

Payment Schedule

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